Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-203202) of Colony Capital, Inc. pertaining to the registration of common stock, preferred stock, depositary shares, warrants and rights;

(2)	Registration Statement (Form S-8 No. 333-197883) pertaining to Colony Financial, Inc. 2014 Equity Incentive Plan;

(3)	Registration Statement (Form S-8 No. 333-177829) pertaining to Colony Financial, Inc. 2011 Equity Incentive Plan, and

(4)	Registration Statement (Form S-8 No. 333-162188) pertaining to Colony Financial, Inc. 2009 Non-Executive Director Stock Plan.

of our report dated March 29, 2016, with respect to the consolidated financial statements of CAH Operating Partnership, L.P. and Subsidiaries included in this Form 10-K/A of Colony Capital, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Los Angeles, California

March 29, 2016